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                                                                      Exhibit 99



[LOGO] FLORIDA                    INVESTOR NEWS
       PROGRESS
       CORPORATION

       Analyst Contacts:
       Greg Beuris (727) 820-5734
       Lauran Willoughby (727) 820-5737


FLORIDA PROGRESS CORPORATION INCREASES ANNUAL DIVIDEND

St. Petersburg, Florida, February 24, 2000 - Florida Progress Corporation's board of directors today declared a quarterly cash dividend of 55-1/2 cents per share on the company's outstanding common stock. The board's action increases the annual dividend rate by 4 cents per share, thus raising the annual dividend to $2.22 per share. This represents an annual dividend increase of 1.8 percent.

"The board's decision to increase the dividend is supported by management's confidence in long-term earnings growth that has allowed the company to continue reducing the dividend payout ratio over time while maintaining the dividend growth rate," said Richard Korpan, chairman and CEO of Florida Progress.

Florida Progress' earnings growth has enabled it to reduce its dividend payout ratio to 68 percent at the end of 1999.

The new quarterly dividend of 55-1/2 cents per share is payable on March 20, 2000 to shareholders of record at the close of business on March 6, 2000.

Florida Progress shareholders should expect to receive quarterly dividends from Florida Progress up through the date of the pending share exchange with Carolina Power and Light, which is expected to be completed in September 2000. The share exchange agreement with Carolina Power and Light allows Florida Progress to increase its annual dividend rate by up to 2 percent.

This news release contains forward looking statements within the meaning of the safe harbor provisions of the Securities Exchange Act of 1934 including the expected closing date of the pending share exchange with Carolina Power and Light and the payment of dividends until that time. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct bearing on the company's ability to attain these projections include the successful closing of the share exchange with Carolina Power and Light, continued annual growth in electric customers and customer usage; economic and weather conditions affecting the demand for, and the supply of, not only electricity but also Electric Fuels Corporation's products and services; successful cost containment efforts; legislative and regulatory developments; the efficient operation and/or construction of Florida Power's existing and planned generating units; and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.2 billion. Its principal subsidiary is Florida Power, one of the nation's leading electric utilities committed to serving its 1.3 million customers in Florida with competitively priced energy, excellent reliability, and outstanding customer service. Diversified operations include rail services, marine operations and coal mining.

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